Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 22, 2002

Dear Sir/Madam,

We have read the second, third and fourth paragraphs of Item 9 included in the Form 10-K dated May 22, 2002 of Catalina Marketing Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP

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